TERMINATION OF AGREEMENT AND RELEASES

This AGREEMENT (this “Agreement”), dated as of May 18, 2007, is entered into between PROSTAGENICS LLC, a New York limited liability company (“Prostagenics”), on the one hand, and AVANTOGEN ONCOLOGY, INC., a Nevada corporation formerly known as Innovate Oncology, Inc. (“AOI”), on the other hand.

Prostagenics and AOI are the parties, along with Gardant Pharmaceuticals, Inc., to the Assignment and Assumption Agreement effective March 31, 2005 (the “Assignment Agreement”), pursuant to which Prostagenics assigned to AOI all of Prostagenics’ rights and obligations in and under the NYMC License (as defined in the Assignment Agreement) granting Prostagenics an exclusive license covering certain rights relating to the use of 1-nitro-9-alkylamino acridine derivatives and 1-nitroacridine/tumor inhibitor compositions for the treatment of cancer, along with certain Prostagenics Confidential Information and agreements with consultants related to such rights, and AOI accepted such assignments and assumed such obligations.

Prostagenics, in accordance with the terms of the Assignment Agreement, has terminated the Assignment Agreement, with the result that all rights granted thereunder to, and all obligations assumed thereunder by, AOI shall revert to Prostagenics.

AOI has accepted such termination of the Assignment Agreement and Prostagenics and AOI wish to further document such termination, in each case, pursuant to the terms and subject to the conditions of this Agreement. Capitalized terms used herein and not otherwise defined herein shall have the same meanings as assigned to such terms in the Assignment Agreement.

Accordingly, the parties hereto hereby agree as follows:

1.  The Assignment Agreement has been terminated pursuant to Section 8.1.2 of the Assignment Agreement effective as of April 5, 2007 (the “Effective Date”).

2.  As of the Effective Date, as between AOI and Prostagenics: (i) the rights assigned pursuant to Section 2.1 of the Assignment Agreement shall revert to Prostagenics; (ii) AOI shall have no right to recover any previously paid payment and shall remain obligated to pay any outstanding payments as may then have been required to be made by AOI to third parties pursuant to the Assignment Agreement; (iii) AOI shall reasonably cooperate with Prostagenics in relation to NYMC as may be necessary to effect such reversion of rights; (iv) Article 2 of the Assignment Agreement is hereby considered null and void; and (v) all rights, duties and obligations under the NYMC License shall revert to Prostagenics.

3.  AOI shall promptly return to Prostagenics or destroy all Confidential Prostagenics Information and shall provide Prostagenics with written certification that such information has been returned or destroyed and that neither AOI nor any of its employees, affiliates or representatives are in possession of any Confidential Prostagenics Information. AOI shall not use or disclose any Confidential Prostagenics Information for a period of three (3) years from the Effective Date.

4.  AOI represents and warrants that (i) AOI has not entered into or agreed to enter into a license, sublicense or assignment of its rights or any similar arrangement under the NYMC license; (ii) AOI is not in default (nor has there transpired an event which with notice or the lapse of time or both would be a default) under any court order, agreement, document, instrument, indenture or other obligation of AOI which affects or could affect any of the Assigned IP; and (iii) AOI has not granted any right to a third party to use or practice any rights under any of the Assigned IP.

5.  [Intentionally deleted.]

6.  Each party hereto (a “Releasing Party”), on behalf of itself, its predecessors, and each of its present and former officers, employees, directors, shareholders, parents, subsidiaries, alter egos, affiliates, partners, agents, attorneys, accountants, successors and assigns, hereby fully and forever releases and discharges each of the other parties, its predecessors, and each of its present and former officers, employees, directors, shareholders, parents, subsidiaries, alter egos, affiliates, partners, agents, attorneys, accountants, successors and assigns (each, a “Released Party”), from any and all claims, demands, liens, actions, agreements, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities of whatever kind or nature, at law, in equity or otherwise, whether now known or suspected, which have existed or may have existed or which do exist or which hereafter can or may exist, based on any facts events or omissions occurring from any time on or prior to execution of this Agreement, which arise out of, concern, pertain or relate in any way to the Assignment Agreement, with the exception of (a) the obligations as stated in this Agreement and (b) claims of third parties that are known to the Released Party and not disclosed to the Releasing Party prior to execution of this Agreement (the “Released Claims”).

Each Releasing Party acknowledges that there is a possibility that subsequent to the execution of this Agreement it will discover facts or incur or suffer claims which were unknown or unsuspected at the time this Agreement was executed and which, if known by it at that time, may have materially affected its decision to execute this Agreement and that, by reason of this Agreement, it is assuming any risk of such unknown facts and such unknown and unsuspected claims. Such party has been advised of the existence of Section 1542 of the California Civil Code (“Section 1542”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the foregoing, this Agreement shall constitute a full release in accordance with its terms. Each Releasing Party knowingly and voluntarily waives the provisions of Section 1542, as well as any other statute, law or rule of similar effect. In connection with such waiver and relinquishment, such Releasing Party acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected or facts in addition to or different from those which it now knows or believes to be true with respect to the matters released herein. Nevertheless, it is the intention of the Releasing Party, through this Agreement, fully and finally to settle and release all such matters, and all claims relative thereto, which do now exist or have existed between and among the parties hereto. The Releasing Party hereby acknowledges that it understands and acknowledges the significance and consequence of this release and of this specific waiver of Section 1542 and other such laws.

Each Released Party will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against the Released Parties based on, arising out of or in connection with any Released Claim, except for an action commenced to enforce any rights conferred in this Agreement. In the event of any violation of its undertaking pursuant to this paragraph by a Releasing Party, this Agreement will be subject to termination at the election of the affected Released Party.

7.  Each Releasing Party represents and warrants:

(a)  that no other party, nor any agent or attorney of any other party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof, to induce it to execute this Agreement;

(b)  that the person executing this Agreement in a representative capacity on its behalf is authorized and empowered to do so;

(c)  that it has read this Agreement and understands the contents hereof and has made such an investigation of the facts pertinent to this Agreement and of all the matters pertaining hereto as it deems necessary; and

(d)  that it has been represented by legal counsel of its own choice throughout all negotiations which preceded execution of this Agreement and has executed this Agreement with the consent and advice of such counsel.

8.  Each Releasing Party further represents and warrants that it has not assigned or transferred any Released Claim that the Releasing Party has or may have against any Released Party, and agrees to indemnify and hold the Released Parties harmless from any liabilities, claims demands, damages, costs, expenses and attorneys’ fees incurred by any of them as a result of any person asserting any such assignment or transfer.

9.  [Intentionally deleted.]

10.  Nothing in this Agreement will be construed as an express or implied admission or acknowledgment by any party hereto of any liability to any other party or to any other person, all such liability being expressly denied. The parties hereto agree that this Agreement is the result of a compromise within the meaning of California Evidence Code Sections 1152 and 1154.

11.  Each party hereto will upon the reasonable request by another party, without charge or other consideration, execute such additional documentation and cooperate in such further proceedings as may become necessary to effectuate the terms of this Agreement.

12.  This Agreement constitutes the entire agreement and understanding of the parties hereto concerning the subject matter hereof and supercedes and replaces any and all prior negotiations, proposed agreements and agreements, oral or written, relating thereto. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party, except as specifically set forth in this Agreement.

13.  Any and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto will be governed by the laws of the State of New York, and will be submitted and resolved by a court of competent jurisdiction sitting in New York City, New York.

14.  This Agreement may be executed in any number of counterparts, and delivered via facsimile transmission, each of which will be deemed an original, but all of which together will constitute one and same instrument.

15.  If any provision of this Agreement is adjudicated to be unenforceable or invalid for any reason, that part will be deemed to be severed from the balance of this Agreement, which will in no way be affected or impaired, unless the severed portion was adjudicated to be essential to the intended purpose of this Agreement, in which case, the party who was to receive the benefit of the severed portion has the option to void this Agreement.

16.  A party hereto, including any Released Party, to the extent such party is the prevailing party in such action, will be entitled to recover its reasonable attorneys’ fees, court costs and other fees, costs and disbursements in any action brought to enforce or interpret this Agreement.

17.  This Agreement will bind and inure to the benefit of the parties hereto, including Released Parties, and their respective successors, assigns, heirs, administrators, executors and conservators.

18.  This Agreement will be construed neutrally, and not applied more strictly against one party than another.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, all as of the date first hereinabove written.

PROSTAGENICS LLC By: /s/ Robert J. Ianuale Robert J. Ianuale President	AVANTOGEN ONCOLOGY, INC. By: /s/ Angela Bronow Davanzo Angela Bronow Davanzo Chief Financial Officer